UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 1)

Shamika 2 Gold, Inc.

(Name of Issuer)

Common Stock, Par Value $.00001 Per share

(Title of Class of Securities)

81932P107

(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.    NAMES OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  Coventry Enterprises, LLC EIN: 273351562

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)   ☐
                                                                 (b)   ☐

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

USA

5.   SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON –

0 shares of common stock

6.   SHARED VOTING POWER –

none

7.   SOLE DISPOSITIVE POWER –

0

8.   SHARED DISPOSITIVE POWER –

none

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

0

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   ☐

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0%

12.  TYPE OF REPORTING PERSON

CO

ITEM 1 (a) NAME OF ISSUER: Shamika 2 Gold, Inc.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 1980 Sherbrooke St West, Suite 1100 Montreal, PQ H3H 1E8 Canada

ITEM 2 (a) NAME OF PERSON FILING: Coventry Enterprises, LLC

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 80 S.W. 80th Street suite 2000 Miami, FL 33130

ITEM 2 (c) CITIZENSHIP:  USA

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock .00001 Par Value

ITEM 2 (e) CUSIP NUMBER: 81932P107

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                                                            NOT APPLICABLE

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 0

         (b) PERCENT OF CLASS: 0%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

0

               (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

0 shares

               (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

0

               (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

0 shares

 ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

Not Applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief,  the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing  or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 18, 2012
(Date)

/s/Jack Bodenstein
Jack Bodenstein, President